Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), by and between Stephen Shute (“Executive”) and Allscripts Healthcare Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (“Company”) is effective as of the 9th day of July, 2013 (the “Effective Date”). Terms used in this Agreement but not specifically defined herein shall have the same meaning as in the Employment Agreement (defined below).

WHEREAS, Company and Executive entered into an Employment Agreement dated July 19, 2011, as amended May 4, 2012 (collectively, the “Employment Agreement”), copies of such agreement and amendment are attached hereto as Exhibit A; and

WHEREAS, Company and Executive desire to set forth the terms of Executive’s termination of employment with the Company, severance benefits, and other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration. the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination Date; Cessation of Duties.

(a) Executive’s employment with Company will terminate effective as of the close of business on August 8, 2013 (the “Termination Date”). As of the Termination Date, Executive’s service as an officer and employment with Company is terminated and Executive irrevocably resigns from all other positions with any subsidiaries and affiliated companies of Company.

(b) Executive’s Employment Agreement remains in full force and effect until the Termination Date, except as modified by this Agreement. Through and including the Termination Date, Executive shall continue to receive his Base Salary as in effect on the Effective Date and to participate in any benefit plans or programs of Company provided or made available to Executive as of the Effective Date.

(c) As of the Effective Date, Executive is relieved of all duties for Company, shall take no actions on behalf of Company, and shall have no authority as an officer or agent of Company. Executive’s access to Company’s systems and offices shall cease as of the Effective Date, except to the extent Executive is invited to the Company offices or given consent to such access by a Company officer on or prior to July 31, 2013.

2. Severance Benefits. Subject to Executive’s compliance with the terms of this Agreement, including without limitation Sections 4, 5, 6, 7, 8, and 10, after the Termination Date, Executive shall receive the payments and benefits set forth in Section 4.5.1 of the Employment Agreement, which are described and shall be paid or provided in accordance with Schedule 1 attached to this Agreement.

3. Other Payments.

(a) Company and Executive agree that Executive has one hundred and twenty eight (128) accrued but unused paid time off hours as of the Termination Date and that Executive shall be paid for such hours promptly after the Termination Date.

(b) Company and Executive agree that accrual through the Termination Date, and payment, of any sales incentives for the current sales year shall be governed by the provisions of the Executive Vice President, Sales and Services Compensation Plans for Fiscal Sales Year 2013 (the “Sales Plans”), and that any payment earned shall be paid if and when due under the Sales Plans notwithstanding the termination of Executive’s employment.

(c) Executive expressly acknowledges and agrees that, other than as specifically provided for in this Agreement and on Schedule 1, no additional payments or benefits are due from Company on any basis whatsoever, including but not limited to no Performance Bonus payment under Company’s 2013 corporate bonus program, and that Executive’s outstanding, unvested equity awards are forfeited as of the Termination Date, other than as described on Schedule 1.

4. Release. The pay and benefits provided under Section 2 of this Agreement are subject to Executive’s execution of (without revocation) and delivery to Company by the forty-fifth (45th) day following the Termination Date (but not before the Termination Date) of a release and waiver of all claims (the “Release”) up to the date of the Release with such Release in the form attached hereto as Exhibit B.

5. Restrictive Covenants. Executive expressly acknowledges and agrees that Section 5 (“Restrictive Covenants”) of the Employment Agreement remains in full force and effect as provided therein; provided that, for purposes of Section 5 of the Employment Agreement, the parties agree that a “Competing Organization” shall mean only the organizations identified in the list attached hereto as Exhibit C.

6. Return of Company Property. Executive represents and warrants that, within seven days of the Effective Date, Executive shall return to Company all Company property and information in any form (whether, paper, electronic media or otherwise), and not retain copies of any such property or information (excluding, however, information relating solely to Executive’s own employment, compensation and benefits).

7. Non-Disparagement. Executive agrees not to make any adverse or disparaging comments (oral or written, including but not limited to, via any form of electronic media) about Company, its affiliates, or any of their respective officers, directors, managers or employees which may tend to impugn or injure their reputation, goodwill and relationships with their past, present and future customers, employees or vendors or with the business community generally. The Company agrees to instruct those individuals who serve as its executive officers as of the Termination Date not to make any adverse or disparaging comments (oral or written, including but not limited to, via any form of electronic media) about Executive which may tend to impugn or injure his reputation, good will and business, civic or professional relationships. Nothing in this Section 7 is intended to prohibit, limit or prevent Executive, Company or the Company’s executive officers from providing truthful testimony in a court of law, to a regulatory or law enforcement agency or pursuant to a properly issued subpoena, and such testimony would not be deemed to be a violation of this Section 7.

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8. Cooperation. Executive agrees to cooperate, within reason, subject to reimbursement by Company of reasonable out of pocket costs and expenses, with Company and its counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which Executive was involved during his employment with Company. Such cooperation shall include appearing from time to time at the offices of Company or Company’s counsel for conferences and interviews and in generally providing the officers of Company and its counsel with the full benefit of Executive’s knowledge with respect to any such matter. Executive agrees to render such cooperation in a timely fashion and at such times and places as may be mutually agreeable to the parties. Executive’s cooperation shall not require him to give Company more time and attention than may reasonably be accommodated to his work schedule and other commitments, from time to time.

9. Waiver of Any Re-Employment Right. Executive waives all interest in and right to reinstatement or re-employment with Company and any of its affiliates and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision. This waiver shall not apply to any instance where Executive’s then-current employer becomes acquired by the Company or any of its affiliates, or where the Company desires to re-hire Executive.

10. Nondisclosure. Executive shall not disclose or cause to be disclosed the terms of this Agreement or the negotiations leading to it to any person (other than to his spouse, attorneys or tax advisors, who shall also be bound by this nondisclosure provision), except pursuant to a lawful subpoena or as otherwise required by law.

11. Miscellaneous.

(a) Binding Effect. This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their respective heirs, administrators, representatives, executors, successors and assigns.

(b) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

(c) Dispute Resolution. Executive expressly acknowledges and agrees that Section 7.9 (“Dispute Resolution and Arbitration”) of the Employment Agreement remains in full force and effect and shall apply to this Agreement.

(d) Scope of Agreement. This Agreement and, as indicated, the Employment Agreement reflect the entire agreement between Executive and Company with respect to the terms and conditions of Executive’s employment relationship with Company and the termination of such employment relationship and, except as specifically provided herein, supersede all prior agreements and understandings, written or oral relating to the subject matter hereof.

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(e) Notices. Any notice pertaining to this Agreement shall be in writing and shall be given in accordance with Section 7.6 of the Employment Agreement.

(f) Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party. Continuation of benefits hereunder by Company following a breach by Executive of any provision of this Agreement shall not preclude Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

(g) Amendment. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

(h) Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile or PDF shall be deemed an original executed counterpart.

(i) No Third Party Beneficiaries. Unless specifically provided herein, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not intended to confer upon any person not a party to this Agreement any rights hereunder.

(j) Terms and Construction. Each party has cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(k) Admissions. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by Executive or Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

(l) Withholding. Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

(m) Severability. The holding of any provision of this Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provisions of this Agreement, which shall remain in full force and effect.

(n) Calculations. The terms of Schedule 1 are intended to provide Executive the payments and benefits due per the terms of Section 4.5.1 of the Employment Agreement and other applicable compensation-related documents per terms applicable to a termination of Executive’s employment without Cause. In the event of manifest error in any calculation reflected on Schedule 1, Company and Executive agree that the calculation shall be corrected and Executive provided the correct payment or benefit.

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(o) Section 409A of the Code. Executive expressly acknowledges and agrees that Section 7.14 (“Section 409A of the Code”) of the Employment Agreement remains in full force and effect and shall apply to this Agreement. Executive is a “specified employee” of Company and its affiliates (as defined in Treasury Regulation Section 1.409A-1(i)), and Executive is therefore subject to a delay in payment until six months after the date of Executive’s separation from service from Company (pursuant to Treasury Regulation Section 1.409A-3(i)(2)(ii)) to receive payments provided hereunder to the extent such amounts are subject to, and not exempt from, Section 409A. If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any severance payments that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the dates respectively set forth below.

ALLSCRIPTS HEALTHCARE
SOLUTIONS, INC.

Dated: August 6, 2013	/s/ Deborah D. Snow
Deborah D. Snow
Senior Vice President Marketing,
Communications and Chief People Officer

EXECUTIVE:

Dated: August 6, 2013	/s/ Stephen Shute
Stephen Shute

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SCHEDULE 1

CASH PAYMENTS

Amount Payable	Date[s] Payable	Comments
$880,000	Paid in twelve equal monthly installments with the first two installments to be paid on the sixtieth (60th) day following August 8, 2013 (the “Termination Date”) and the remaining ten installments to be paid on the ten following monthly anniversaries of such date.	Constituting the payments required by Section 4.5.1(i) of the Employment Agreement (lx (base salary + current target performance bonus + current target sales bonus) paid over 12 months).

BENEFITS CONTINUATION

Benefits Description	Continuation Period
Continuation of Executive’s enrollment in health and/or dental insurance benefits immediately prior to the Termination Date, with Executive contributing to such benefits as if he were employed by Company.

Until the earlier of:

(i)     the end of the 12-month period following the Termination Date (i.e., through August 8, 2014); or

(ii)    Executive’s failure to make a required contribution within 10 days of written notice or the COBRA grace period, whichever comes later; or

(iii)  the date on which Executive becomes eligible to receive comparable benefits from a subsequent employer.

PAID TIME OFF HOURS

Description	Date[s] Payable	Comments
128 accrued, unused paid time off (“PTO”) hours	Paid promptly after the Termination Date	Not subject to Executive’s execution of the Release

Schedule 1 — Page 1

RESTRICTED STOCK UNIT (“RSU”) AND OPTION VESTING AND FORFEITURE

	Award	Vesting Per Sec. 4.5.1(iii) of Employment Agreement or Award	Delivery of Shares	RSUs / Options Forfeited from Award
1.	8/31/2011 Perf.-Based RSU Grant, Relative TSR (6,960 granted)	4,494*	Upon later of certification of performance by Compensation Committee or sixtieth (60th) day following the Termination Date	2,320 cancelled due to performance; 146 forfeited

2.	8/31/2011 Perf.-Based RSU Grant, Revenue and Adjusted Operating Income (13,920 granted)	6,412	Sixtieth (60th) day following the Termination Date	3,960 cancelled due to performance below performance hurdles; 228 forfeited

3.	8/31/2011 Perf.- Based RSU Grant, Adjusted Net Income (20,880 granted)	10,111	Sixtieth (60th) day following the Termination Date (Performance hurdle satisfied in full)	5,549

4.	5/1/2012 Perf.-Based RSU Grant (34,440 granted)	10,945	Sixtieth (60th) day following the Termination Date. (Performance hurdle satisfied in full)	14,885

5.	5/1/2012 Perf.-Based RSU Grant (34,440 granted)	10,945**	Upon later of certification of performance by Compensation Committee or sixtieth (60th) day following the Termination Date.	14,885

6.	5/30/2012 RSU Grant (82,042 granted)	32,592	Sixtieth (60th) day following the Termination Date.	22,103

Schedule 1 — Page 2

7.	2/20/2013 Stock Option Grant (147,406 granted)	53,914	N/A***	93,492

8.	2/20/2013 Perf-Based RSU Grant (49,136 granted)	23,962****	Upon later of certification of performance by Compensation Committee or sixtieth (60th) day following the Termination Date.	25,174

*	Based on relative TSR for the performance periods ending 2/25/2013 and 2/25/2014 and upon certification by Compensation Committee; actual number of shares vested may vary from the number listed here.
**	Provided Adjusted Net Income for 2013 is at least $81.4 million and upon certification by Compensation Committee.
***	90-day post-termination exercise period.
****	Based on relative TSR for the performance period ending 2/20/2014 and upon certification by Compensation Committee; actual number of shares vested may vary from the number listed here.

Schedule 1 — Page 3

EXHIBIT A

EMPLOYMENT AGREEMENT AND AMENDMENT

EXHIBIT B

GENERAL RELEASE

WHEREAS, this General Release (this “Release”) is given by Stephen Shute (“Executive”) on the date indicated below at Executive’s signature, pursuant to the Separation Agreement between Allscripts Healthcare Solutions, Inc. (the “Company”) and Executive effective as of July 9, 2013 (the “Agreement”); and

WHEREAS, in consideration for the payments and benefits provided by Company to Executive under the Agreement, which are conditioned upon his execution of a release and waiver of claims for the benefit of Company, Executive agrees to execute this Release.

NOW THEREFORE, in consideration of the mutual covenants contained under the Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive agrees as follows:

1. In exchange for the benefits described in the Agreement, Executive hereby agrees to WAIVE any and all rights in connection with, and to fully RELEASE and forever discharge Company and its predecessors, parents, subsidiaries, divisions, related or affiliated companies, benefit plans, plan administrators and other plan fiduciaries, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Released Parties”) from any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which Executive has or ever had (from the beginning of time through and including the date hereof) against any of the Released Parties, including without limitation on account of or in any way arising out of, relating to or in connection with Executive’s employment by or separation of employment from any of the Released Parties, and any and all claims for damages or injury to any entity, person, property or reputation arising therefrom, claims for wages, employment benefits, tort claims and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974 (except that Executive does not waive his right to receive notices and disclosures, monies and other benefits due in accordance with any employee retirement or welfare benefit plan), the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990 and any other federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle of any state relating to employment, employment contracts, wrongful discharge or any other matter; provided, however, that the foregoing waiver and release shall not apply to Executive’s rights in respect of any benefit or claim to which Executive is entitled under employee pension or welfare benefit plans and programs of the Released Parties in which Executive is a participant prior to the date below, or to Executive’s rights to enforce the Agreement.

2. Release of Age Discrimination Claims. In further consideration of the promises made by Company in the Agreement, Executive specifically WAIVES any and all rights in connection with, and fully RELEASES and forever discharges the Released Parties from, any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which Executive has or ever had (from the beginning of time through and including the date hereof) against any of the Released Parties, arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. (“ADEA”). Executive further agrees that:

(a) Executive’s waiver of rights under this Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990;

(b) Executive understands the terms of this Release;

(c) the consideration provided in the Agreement represents consideration over and above that to which Executive otherwise would be entitled, that the consideration would not have been provided had Executive not signed this Release, and that the consideration is in exchange for the signing of this Release;

(d) Company is hereby advising Executive in writing to consult with Executive’s attorney prior to executing this Release;

(e) Company is giving Executive a period of at least forty-five (45) days within which to consider this Release;

(f) Following the execution of this Release Executive has seven (7) days in which to revoke this Release by written notice. To be effective, the revocation must be made in writing and delivered to and received by the Chief Executive Officer and President, Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, no later than 4:00 p.m. on the seventh day after Executive executes this Release. An attempted revocation not actually received by the Chief Executive Officer and President before the revocation deadline will not be effective; and

(g) This entire Release shall be void and of no force and effect if Executive chooses to so revoke, and, if Executive chooses not to so revoke, this Release shall then become fully effective and enforceable.

This Section 2 does not waive rights or claims that may arise under the ADEA after the date Executive signs this Release. In addition, nothing in this Release shall in any way affect Executive’s right to indemnification, coverage and expense advancement to the extent provided by Company’s operating agreement or other applicable Company or insurance policies; provided, however, that Company shall not be liable, and shall not provide a defense and indemnification for any claim wherein Executive has not satisfied the applicable standard of conduct set forth in such operating agreement or other applicable policies, or wherein Executive has committed any acts of fraud, embezzlement or gross misconduct.

3. Proceedings; No Admissions.

(a) Executive hereby represents and warrants that he has no pending claims against any of the Released Parties with any municipal, state, federal or other governmental or nongovernmental entity. Notwithstanding anything to the contrary, this Release shall not prevent

Executive from (A) initiating or causing to be initiated on Executive’s behalf any complaint, charge, claim or proceeding against any of the Released Parties before any local, state or federal agency, court or other body challenging the validity of the waiver of Executive’s claims under the ADEA contained in this Release (but no other portions of the waivers and releases described in Sections 1 or 2); or (B) initiating or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission with respect to the ADEA.

(b) Both parties acknowledge and agree that this Release does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect as, and shall not be admissible in any proceeding as, an admission of liability, error, violation, omission or wrongdoing by either party for any purpose whatsoever Further, both parties acknowledge and agree that there has been no determination that either party has violated any federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle. Executive further acknowledges that no precedent, practice, policy or usage shall be established by this Release or the offer to Executive of compensation and benefits in the Agreement.

4. Effect of Claim. Executive also understands and agrees that in the event Executive, by himself, or in conjunction with Executive’s heirs, spouse, family members, executors, or administrators, attempt(s) to institute or institute(s) any charge, claim, suit or action against any of the Released Parties in violation of this Release, Executive shall be obligated, as an express condition of bringing such action, to tender back to Company the full amount of the compensation and benefits that Executive has received under the Agreement; and Executive further agrees that Executive will pay all of the Released Parties’ costs, expenses and fees of defending against such action, including, among other things, reasonable attorneys’ fees. The immediately prior sentence does not apply to claims under ADEA or to challenge the release of ADEA claims under this Release; provided, however, nothing in this Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable under this Release, it being the intent of Executive and Company that such claims are waived. This Section 4 does not grant Executive an option to return the money and institute an action. Instead this paragraph merely creates an additional term and condition precedent to bringing an action regardless of the fact that such action is expressly barred by this Release, and is without merit.

5. Executive’s Right to Enforce Agreement. Nothing in this Release shall be construed as a waiver or release by Executive of any claim or right to enforce the terms of the Agreement or to bring a claim for damages arising out of Company’s breach of the Agreement.

IN WITNESS WHEREOF, Executive has executed and delivered this Release on the date set forth below.

NOT TO BE SIGNED PRIOR TO
AUGUST 8, 2013
Date: August 8, 2013	/s/ Stephen Shute
Stephen Shute

EXHIBIT C

For purposes of the Restrictive Covenants set forth in Section 5 of the Employment Agreement, any of the following companies, or any of their subsidiaries or affiliates, shall be Competing Organizations:

1.	Aetna*
2.	Amazing Charts
3.	athenahealth Inc.
4.	Cerner Corporation
5.	CPSI
6.	CSC*
7.	Danaher Corporation
8.	Dell*
9.	eClinicalWorks Inc.
10.	e-MDs
11.	Emdeon Business Services LLC
12.	Epic Systems Corporation
13.	Fujitsu*
14.	General Electric Company*
15.	Greenway Medical
16.	Humedica, Inc.
17.	IBM*
18.	McKesson Corporation
19.	Meditech
20.	Microsoft*
21.	NextGen
22.	OPTUMinsight
23.	Oracle*
24.	Philips*
25.	Practice Fusion
26.	Quality Systems, Inc.
27.	SAP*
28.	Siemens*
29.	The Trizetto Group. Inc.*
30.	UnitedHealth
31.	Vitera Healthcare Solutions
32.	Wellsoft Corporation
33.	Xerox*

*	The restriction only applies to the extent that Executive’s employment or services relate to electronic health records, practice management systems or revenue cycle management software for physician offices or hospitals.

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